UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2012

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

495A South Fairview Avenue, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (805) 967-7611

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On August 10, 2012, Deckers Outdoor Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with JPMorgan Chase Bank, National Association (“JPMorgan”) as the Administrative Agent, Comerica Bank and HSBC Bank USA, National Association (“HSBC”), as Co-Syndication Agents, and the lenders party thereto.  The Restated Credit Agreement amends and restates in its entirety the Credit Agreement entered into as of August 30, 2011 among the Company, JPMorgan, as Administrative Agent, Comerica Bank and HSBC, as Co-Syndication Agents, and the lenders party thereto (as amended prior to entry into the Restated Credit Agreement, the “Original Credit Agreement”).

The Restated Credit Agreement increases the secured revolving credit facility under the Original Credit Agreement from $200 million to $400 million and the sublimit for the issuance of letters of credit thereunder from $50 million to $75 million.  As under the Credit Agreement, the Restated Credit Agreement contains a $5 million sublimit for swingline loans.  Subject to customary conditions and the approval of any lender whose commitment would be increased, the Company has the option to increase the maximum principal amount available under the Restated Credit Agreement by up to an additional $100 million, resulting in a maximum available principal amount of $500 million.  None of the lenders under the Restated Credit Agreement has committed at this time or is obligated to provide any such increase in the commitments.  Funds may be prepaid at any time and the Company has the right to permanently reduce or terminate the lenders’ commitments provided for under the Restated Credit Agreement.

At the Company’s option, revolving loans issued under the Restated Credit Agreement will bear interest at either adjusted LIBOR or an alternate base rate, in each case plus the applicable interest rate margin.  Revolving loans will initially bear interest at adjusted LIBOR plus 1.75% per annum, in the case of LIBOR borrowings, or at the alternate base rate plus 0.75% per annum.  After the compliance certificate is received for the year ending December 31, 2012, the interest rate will fluctuate between adjusted LIBOR plus 1.50% per annum and adjusted LIBOR plus 2.25% per annum (or between the alternate base rate plus 0.50% per annum and the alternate base rate plus 1.25% per annum), based upon the Company’s Total Adjusted Leverage Ratio (as defined in the Restated Credit Agreement) at such time.  In addition, the Company will initially be required to pay fees of 0.25% per annum on the daily unused amount of the revolving credit facility.  After the compliance certificate is received for the year ending December 31, 2012,  the fee rate will fluctuate between 0.20% and 0.35% per annum, based upon the Company’s Total Adjusted Leverage Ratio.

The Company’s obligations under the Restated Credit Agreement are guaranteed by the Company’s existing and future domestic subsidiaries (other than certain immaterial subsidiaries and foreign subsidiaries), and are secured by a first-priority security interest in substantially all of the assets of the Company and the guarantors, including all or a portion of the equity interests of certain of the Company’s domestic subsidiaries and foreign subsidiaries.

Funds provided under the Restated Credit Agreement may be used for working capital and general corporate purposes, including repurchases by the Company of its own stock.  Unless the lenders’ commitments are terminated earlier in accordance with the Restated Credit Agreement, the revolving loans and swingline loans provided for under the Restated Credit Agreement are available until the fifth anniversary of the effective date of the Restated Credit Agreement.

The Restated Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants which include: limitations on liens, additional indebtedness, investments, restricted payments and capital expenditures; financial covenants (including maintenance of a minimum consolidated asset coverage ratio and a maximum consolidated leverage ratio); and other customary limitations.  The Restated Credit Agreement also contains usual and customary events of default which include: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; non-performance of covenants and obligations; default on other material debt; bankruptcy or insolvency; material judgments; incurrence of certain material ERISA liabilities; and a change of control of the Company.

In connection with the Restated Credit Agreement, the Company paid certain commitment, arrangement and other fees to JPMorgan and other parties to the Restated Credit Agreement, and reimbursed certain of the parties’ expenses.

The foregoing summary of the Restated Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                                           Exhibits.

(d)                                 Exhibits.  The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of August 10, 2012, by and among Deckers Outdoor Corporation, as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, Comerica Bank and HSBC Bank USA, National Association, as Co-Syndication Agents, and the lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deckers Outdoor Corporation

Date: August 16, 2012	/s/ Thomas A. George
Thomas A. George
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Credit Agreement, dated as of August 10, 2012, by and among Deckers Outdoor Corporation, as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, Comerica Bank and HSBC Bank USA, National Association, as Co-Syndication Agents, and the lenders from time to time party thereto.